Exhibit 99.l

JCPENNEY REPORTS THIRD QUARTER EARNINGS OF $1.17 PER SHARE

Management Revises Fourth Quarter Earnings Guidance

PLANO, Texas, Nov. 15, 2007 - J. C. Penney Company, Inc. (NYSE:JCP) reported net income and income from continuing operations of $261 million, or $1.17 per share, for the third quarter ended Nov. 3, 2007. This year’s third quarter included $32 million, or $0.14 per share, of federal and state income tax credits. For the quarter, operating income decreased 180 basis points to 8.7 percent of sales, as a result of lower sales and gross margin rates. In last year’s third quarter, income from continuing operations was $286 million, or $1.26 per share.

“After the completion of a strong Back-to-School season and a favorable response to our early fall merchandise, we were disappointed to see sales weaken dramatically in September and October,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney. “The combination of weak housing conditions, mortgage and credit market concerns, and rising fuel prices has clearly led to a challenging macroeconomic environment for consumers. Along with unseasonable weather, this has created difficult conditions for most retailers, and our third quarter performance shows that JCPenney was not immune to those conditions.

“Notwithstanding the difficult retail environment, our team is focused on the fourth quarter and beyond, and is working to seize opportunities to improve operating performance. For the upcoming holiday season, we are confident that our customers will find highly compelling merchandise assortments and smart prices supported by a competitive promotional calendar. In addition, we have expanded our assortment of ‘Redbox Gifts™' to provide an easy way to fulfill gift-giving needs, as well as an exciting shopping experience.

“As we look ahead, we continue to believe the strategies in our Long-Range Plan provide the best opportunity to achieve sustainable growth over the longer term. However, in light of the expected weak retail environment, we will be taking a cautious approach to planning our business for the fourth quarter and 2008.”

Operating Performance

Third quarter operating income was $411 million, an 18.5 percent decrease from last year’s $504 million. Total Company sales decreased 1.1 percent, including a 3.5 percent comparable store sales decline and 3.6 percent sales decline in Direct. Initial guidance was for both comparable store and Direct sales to increase low-single digits. In stores, the best sales results were in women’s apparel, fine jewelry and family shoes, although sales were soft across most merchandise categories, with the weakest results in children’s apparel and big-ticket home. Sales in all regions of the country were below expectations. Internet sales through www.jcp.com increased 11.8 percent and followed a 27.0 percent increase last year. Total Direct sales, which include jcp.com, print and outlet stores, decreased primarily as a result of declines in the print business.

Gross margin decreased by 180 basis points to 39.7 percent of sales and was impacted by the acceleration of pricing action on selected merchandise to help manage elevated inventories, as well as calendar shifts resulting from last year’s 53rd week. SG&A expenses were well managed, decreasing 2.1 percent versus last year primarily as a result of lower salary and related expenses, and were leveraged despite the addition of 50 new stores in 2007 and the weak sales environment. Including the impacts of depreciation and amortization expense, pre-opening expenses and income from real estate operations, total operating expenses were 31.0 percent of sales in the quarter, a rate equal to last year’s third quarter.

Interest and Taxes

Interest expense for the quarter was $41 million, slightly higher than original expectations, compared to $36 million last year. The effective tax rate for the quarter was 29.5 percent and benefited from $32 million of one-time federal and state income tax credits.

Financial Condition

The Company continues to maintain a strong financial condition and as of Nov. 3, 2007, had cash and short-term investments of $1.7 billion and $3.8 billion of long-term debt, including current maturities. The cash position reflects a lower level of cash flow from operating activities due to sales and earnings results that were below original expectations.

Capital expenditures through the third quarter were $939 million, in line with expectations and above last year’s $560 million, with the majority of spending related to the construction of new stores and the renovation of existing stores.

Merchandise inventories at the end of the third quarter were $4.7 billion and reflect increases associated with 50 new stores opened in 2007 and the earlier receipt of holiday merchandise, but were above plan as a result of third quarter sales performance. The Company will be closely monitoring sell-through rates to ensure that appropriate steps are taken on fall transition and seasonal merchandise in order to meet targeted out-of-stock dates.

Store Opening and Renovation Update

During the third quarter, the Company opened 28 new and relocated stores, completing its plan to open 50 stores in 2007. In addition, the Company finalized work on the remodeling of 65 existing stores, which completes the program for the year.

Earnings Guidance

Fourth quarter guidance:

•
Monthly sales patterns: due to last year’s 53rd week, fourth quarter sales will vary by month from last year’s sales pattern, with the November period benefiting from an extra week of pre-holiday sales. The December and January periods will be negatively impacted by the calendar shift.

•	Total department store sales: flat to up slightly (on a comparable 13-week basis).
•	Comparable department store sales: decrease low-single digits.
•	Direct sales: decrease mid-single digits (on a comparable 13-week basis).
•
Operating income: as a percent of sales, operating income is expected to decline versus last year, as a result of lower sales volumes and gross margin. Gross margin is expected to be negatively impacted by a more competitive retail environment, and is expected to decline as a percent of sales.

•	Interest expense: approximately $43 million.
•	Income tax rate: approximately 38 percent.
•	Average diluted shares: approximately 224 million average diluted shares of common stock, including about 2 million common stock equivalents.
•	Earnings per share: Management now expects fourth quarter earnings to be in a range of $1.65 to $1.80 per share. This compares with previous guidance of $2.41 per share.

Full-year guidance:

•
Earnings per share: As noted above management is taking a more cautious view of the consumer environment and now expects 2007 full year earnings to be in the range of $4.63 to $4.78 per share. This compares to the Company’s previous guidance of $5.50 per share.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time webcast today, Nov. 15, 2007, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen-only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 8337169. The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,067 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2006 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, consumer spending patterns and debt levels, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	13 weeks ended				39 weeks ended
	Nov. 3,		Oct. 28,	% Inc.	Nov. 3,		Oct. 28,		% Inc.
	2007		2006	(Dec.)	2007		2006		(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 4,729		$ 4,781	(1.1)%	$ 13,470		$ 13,239		1.7%
Gross margin	1,879		1,985	(5.3)%	5,360		5,290		1.3%
Operating expenses:
Selling, general and administrative (SG&A)	1,348		1,377	(2.1)%	3,882		3,859		0.6%
Depreciation and amortization	110		98	12.2%	310		274		13.1%
Pre-opening	19		14	35.7%	40		21		90.5%
Real estate and other (income)	(9)		(8)	N/A	(31)		(30)		N/A
Total operating expenses	1,468		1,481	(0.9)%	4,201		4,124		1.9%
Operating income	411		504	(18.5)%	1,159		1,166		(0.6)%
Net interest expense	41		36	13.9%	110		102		7.8%
Bond premiums and unamortized costs	-		-	N/A	12		-		N/A
Income from continuing operations
before income taxes	370		468	(20.9)%	1,037		1,064		(2.5)%
Income tax expense	109		182	(40.1)%	363		387		(6.2)%
Income from continuing operations	$ 261		$ 286	(8.7)%	$ 674		$ 677		(0.4)%
Discontinued operations, net of income tax expense/(benefit) of $-, $-, $4 and $(1)	-		1	N/A	7		(1)		N/A
Net income	$ 261		$ 287	(9.1)%	$ 681		$ 676		0.7%

Earnings per share from continuing
operations - diluted	$ 1.17	(1)	$ 1.26	(7.1)%	$ 2.98	(1)	$ 2.90	(2)	2.8%

Earnings per share - diluted	$ 1.17	(1)	$ 1.26	(7.1)%	$ 3.01	(1)	$ 2.90	(2)	3.8%

FINANCIAL DATA:
Sales (decrease)/ increase:
Comparable department stores	(3.5)%		5.2%		0.1%		4.4%
Total department stores	(0.7)%		7.0%		2.6%		5.5%
Internet	11.8%		27.0%		15.4%		24.6%
Total Direct	(3.6)%		5.3%		(3.2)%		4.0%

Ratios as a percentage of sales:
Gross margin	39.7%		41.5%		39.8%		40.0%
SG&A expenses	28.5%		28.8%		28.8%		29.1%
Total operating expenses	31.0%		31.0%		31.2%		31.2%
Operating income	8.7%		10.5%		8.6%		8.8%
Effective income tax rate for continuing operations	29.5%		38.9%		35.0%		36.4%

COMMON SHARES DATA:
Outstanding shares at end of period	221.7		224.7		221.7		224.7
Average shares outstanding (basic shares)	221.5		225.1		223.3		230.6
Average shares used for diluted EPS	223.7		227.6		225.9		233.2
Shares repurchased	-		3.3		5.1		11.3
Total cost of shares repurchased	$ -		$ 220		$ 400		$ 750

(1) Includes one-time state and federal income tax benefits of $0.14 per share.
(2) Includes one-time state and federal income tax benefits of $0.11 per share.

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J. C. PENNEY COMPANY, INC.
SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Nov. 3,	Oct. 28,
	2007	2006

SUMMARY BALANCE SHEETS:
Cash and short-term investments	$1,660	$1,976
Receivables	716	300
Merchandise inventory (net of LIFO reserves of $8 and $24)	4,734	4,275
Prepaid expenses	228	202
Property and equipment, net	4,745	4,023
Prepaid pension	1,308	1,462
Other assets	576	580
Total assets	$13,967	$12,818
Trade payables	$2,322	$1,806
Accrued expenses and other	1,435	1,339
Current maturities of long-term debt	304	341
Current income taxes, payable and deferred	-	-
Long-term debt	3,505	3,112
Long-term deferred taxes	1,128	1,252
Other liabilities	782	968
Total liabilities	9,476	8,818
Stockholders' equity	4,491	4,000
Total liabilities and stockholders' equity	$13,967	$12,818

	39 weeks ended
	Nov. 3,	Oct. 28,
SUMMARY STATEMENTS OF CASH FLOWS:	2007	2006
Net cash provided by/(used in):
Total operating activities	$38	$253
Investing activities:
Capital expenditures	(939)	(560)
Proceeds from sale of assets	8	11
Total investing activities	(931)	(549)
Financing activities:
Change in debt	336	(12)
Stock repurchase program	(400)	(750)
Other change in stock	60	139
Dividends paid	(173)	(113)
Total financing activities	(177)	(736)
Cash (paid) for discontinued operations	(17)	(8)
Net (decrease) in cash and short-term investments	(1,087)	(1,040)
Cash and short-term investments at beginning of period	2,747	3,016
Cash and short-term investments at end of period	$1,660	$1,976

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